SIRE

Southwest Iowa Renewable Energy LLC

Farmers Fueling Our Future

www.SIREethanol.com

Series A Convertible Subordinated Notes

Southwest Iowa Renewable Energy, Inc. (“we” or “us”) intends to register the sale of Series A Convertible Subordinated Notes (the
“Notes”). The Notes are not registered under the Securities Act of 1933 (the “Act”), or any applicable state securities laws, and may not be offered or sold in the United States absent
registration under or an applicable exemption from the Act,
and applicable state securities laws. When so registered or
exempted, we currently intend to offer the Notes primarily to our existing security holders. The offering is expected to contain the following basic terms and conditions, which are subject to
completion and change:

Purpose
(i) To provide holders of Series A Units
 limited protection from dilution
 occurring in the event of the potential
 conversion of certain of our existing and
 future subordinated debt into Units.

(ii) To use the proceeds of the offering to
 reduce the amount of subordinated debt
 held by other parties.

Securities Offered By Us	Series A Convertible Subordinated Term Notes which are convertible into our Series A Units (“Units”).

Minimum Purchase	Notes will be sold in the minimum purchase amount of $15,000, and integral increments of $3,000 thereafter.
Interest and Payment Dates
Holders of the Notes (the “Holders”) will be
paid interest at a rate of 7.5% over the six-
month LIBOR on January 31 and July 31 of
each year. The Company has the right to
pay all interest in-kind, meaning interest
will be added to the outstanding principal of
the Notes.

Maturity Date	August 31, 2014

Conversion Rights of Note Holders
The Notes are convertible, at the option of
the Holder, on January 31 and July 31 of
each year, into Series A Units, in the
minimum principal amount of $15,000, and
integral increments of $3,000 thereafter, at a
conversion price of $3,000 per Unit.

Redemption
The Notes can be redeemed by the
Company at any time upon specified
advance written notice of such redemption.
Upon redemption, the Company shall pay
the Holder of the Note(s) being redeemed
all or a portion of the outstanding principal
balance and any accrued but unpaid interest.

Ranking
The Notes are unsecured and are
subordinated to our outstanding senior
indebtedness and equal to our outstanding
subordinated indebtedness. As of December
31, 2009, we had approximately
$118,425,000 of senior secured debt and
approximately $35,900,000 of subordinated
debt. We also have outstanding a bridge
loan, which, with accrued interest and
related costs, may be converted into
subordinated date on terms comparable to
the Notes, in the amount of approximately
$9,000,000.

Outstanding Subordinated Debt
We currently have outstanding $35,900,000
of subordinated debt issued on substantially
the same terms as the Notes. We also have
outstanding a bridge loan, which, with
accrued interest and related costs, may be
converted into subordinated debt on terms
comparable to the Notes, in the amount of
approximately $9,000,000. Proceeds of the
Notes will be used to reduce the
subordinated debt otherwise held by third
parties.

Plan of Distribution
When the Notes have been registered with
the Securities and Exchange Commission
and the State of Iowa, we contemplate
selling them on a best efforts basis and
without the assistance of any broker,
placement agent or finder, primarily to our
members. We may also offer the Notes
privately in other states in accordance with
private offering exemptions under state blue
sky laws.